UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
 September 24, 2008

MENTOR CORPORATION
(Exact name of registrant as specified in its charter)

Minnesota	001-31744	41-0950791
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

201 Mentor Drive
Santa Barbara, California  93111
(Address of principal executive offices, including zip code)

(805) 879-6000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01               Other Events.

On September 24, 2008, Mentor Corporation (the "Company") announced that, after consulting with certain of its shareholders, and in order to address certain shareholder concerns regarding the number of stock options, restricted stock, performance stock, stock units or stock awards it intends to grant in a given year, its board of directors has adopted a policy providing that for each of the 2009, 2010 and 2011 fiscal years, it will not grant a number of shares subject to stock options, restricted stock, performance stock, stock units or stock awards to employees or non-employee directors that is greater than 2.5% of the Company's outstanding shares of common stock as of the end of each of the three preceding fiscal years. Cash-settled awards will not be counted against this limitation.

As previously disclosed, on September 16, 2008, the Company  announced that its Annual Meeting of Shareholders held on September 15, 2008 had been adjourned to September 29, 2008, at 10:00 a.m. local time at the Company's main office, located at 201 Mentor Drive, Santa Barbara, CA 93111, in order to allow additional time to solicit proxies from those shareholders who had not voted on Proposal No. 3, the proposal to approve the amendment and restatement of the Mentor Corporation 2005 Long-Term Incentive Plan such that, among other things, the aggregate number of shares of the Company's common stock available for grant is increased by 2,500,000 shares.

If you have already voted and wish to change your vote on Proposal No. 3, you may revoke your proxy and vote your shares at the annual meeting even if you have previously completed and returned your proxy card. You may revoke your proxy in person at the annual meeting, by written notice to the Company's corporate secretary or by delivery of a later-dated proxy at any time before it is voted. Shareholders and other investors are urged to read the proxy statement, which contains important information that should be read carefully before any decision is made with respect to all proposals, including Proposal No. 3.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mentor Corporation

Date: September 24, 2008	/s/ Joseph A. Newcomb
Joseph A. Newcomb Vice President, General Counsel and Secretary

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